Exhibit 99
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NEWS RELEASE
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                     HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES

                        COMMENCEMENT OF PRIVATE OFFERING

                                 OF SENIOR NOTES


          BETHESDA, MARYLAND, January 28, 2002. Hanger Orthopedic Group, Inc. (NYSE:HGR) announced today that it intends to sell up to $200,000,000 principal amount of its Senior Notes due 2009. The notes will mature seven years after issuance, be unsecured senior indebtedness and be guaranteed by all of Hanger's domestic subsidiaries. Hanger expects to consummate its private sale of the senior notes in mid-February 2002. Hanger plans to use the net proceeds from the sale of the notes, along with approximately $37.0 million it plans to borrow under a new $75.0 million bank revolving credit facility, to pay off the approximately $228.4 million of indebtedness outstanding under Hanger's existing revolving credit and term loan facilities as of December 31, 2001.

          The notes will be sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act. The senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold by holders thereof without registration unless an exemption from such registration is available.